Exhibit 1A-12.01

Jeffrey Turner – Attorney at Law

897 Baxter Drive

So. Jordan, Utah 84095

(801) 810-4465

Admitted in the State of Utah

August 26, 2021

Gregory N. Boyes

Chief Executive Officer

XCPCNL Business Services Corporation

14850 Montfort Drive Suite 197, LB 4

Dallas, TX 75254

Dear Mr. Boyes:

I have acted, at your request, as special counsel to XCPCNL Business Services Corporation, a Delaware corporation (the “Company”), for the purpose of rendering an opinion as to the legality of 500,000,000 shares of Company common stock, no par value, offered by the Company at a price range of $0.005-$0.04 per share of Company common stock to be offered and distributed by the Company (the “Shares”), pursuant to a Tier 1 Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Delaware, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of Company; (d) selected proceedings of the board of directors of Company authorizing the issuance of the Shares; (e) certificates of officers of Company and of public officials; (f) and such other documents of Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) all of the documents referenced herein (collectively, the "Documents") have been duly authorized and executed; (b) the Documents are legally valid, binding, and enforceable in accordance with their respective terms; and (c) the status of the Documents as legally valid and binding instruments is not affected by any (i) violations of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Delaware corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.01 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

JDT Legal, PLLC

/s/ Jeffrey Turner
Jeffrey Turner